UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 20, 2011

HIGHLANDS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

New Jersey	000-54110	27-1954096
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

310 Route 94
Vernon, New Jersey		07462
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (973) 764-3200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On December 20, 2011, the Registrant and Highlands State Bank, a New Jersey state chartered commercial bank and wholly owned subsidiary of the Registrant (the “Bank”) agreed to enter into an employment agreement amendment (the “Amendment”) with George E. Irwin, the Registrant and the Bank’s President and Chief Executive Officer, amending the employment agreement dated January 1, 2005, as previously amended on May 19, 2009 (jointly, the “Original Agreement”) between Mr. Irwin and the Bank.

Under the terms of the Amendment, Mr. Irwin’s base salary was increased by $23,500 to $200,000.  In addition, if the Registrant were to undergo a “change in control” as defined in the Amendment, and either (i) Mr. Irwin’s employment was involuntarily terminated, or (ii) Mr. Irwin resigned his employment with “good reason”, as defined in the Amendment, then Mr. Irwin would be entitled to a lump sum payment equal to one and one-half times his then current salary, subject to certain limitations and restrictions.

The Amendment further extended the term of the Original Agreement, which was due to expire on October 10, 2012, for two additional years until October 10, 2014.  The term of the Agreement shall renew automatically for successive one (1) year terms thereafter unless either the Registrant or Mr. Irwin provides notice to the other of non-renewal, in writing, no later than six (6) months prior to the anniversary date for each renewal.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement Amendment by and among Highlands Bancorp, Inc., Highlands State Bank and George E. Irwin dated December 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHLANDS STATE BANK

Date: December 22, 2011	By:	/s/ George E. Irwin
George E. Irwin
President and Chief Executive Officer